Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Amílcar Jordan	Kathy Waller
VP of Finance and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Management Corporation Announces the Appointment of
Chief Marketing Officer

SAN JUAN, PR, October 26, 2015 — Triple-S Management Corporation  (NYSE:GTS), the leading managed care company in Puerto Rico, today announced the appointment of Mr. Hernando Ruiz-Jiménez, as Chief Marketing and Communications Officer, effective October 5, 2015. He will be responsible for crafting the strategies required to further improve relationships with customers, providers, and other partners across all our lines of business. Mr. Ruiz-Jiménez will also head up Triple-S’ marketing, public relations, and communications areas.

Mr. Ruiz-Jiménez has a proven professional track record in the field of international branding. Before joining Triple-S Management, he was Executive Vice President and General Manager at a leading Hispanic-oriented media group in the United States.  Prior to that, Mr. Ruiz-Jiménez was Partner and Executive Vice President at a digital media company with business in the United States and Latin America.  He earned a Bachelor’s degree in Business Administration from Villanova University in Pennsylvania and a Master’s degree in Business Administration from Stanford University in California.

Mr. Roberto García-Rodríguez, Triple-S’ Chief Operating Officer, commented, “We are delighted to have Mr. Ruiz-Jiménez join our team.  He will report directly to me and be responsible for spearheading the Company’s ongoing efforts to bolster our competitive position in current and developing markets, while further enhancing our customer relationships across multiple communication platforms. His business acumen and well-established record of success will be a welcome addition as we continue to strengthen our executive ranks.”

Triple-S Management Corporation
Add 1

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield marks. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

###